Share Purchase Agreement

BETWEEN

FRANKLY INC.

– and –

RAYCOM MEDIA, INC.

August 31, 2016

THIS AGREEMENT is dated August 31, 2016

BETWEEN:

FRANKLY INC., a corporation existing under the laws of the Province of British Columbia

(the “Corporation”)

- and -

RAYCOM MEDIA, INC., a corporation existing under the laws of Delaware

(the “Buyer”)

CONTEXT:

A.	The Corporation issued to the Buyer a promissory note dated August 25, 2015 (the “Promissory Note”) in the principal amount of U.S.$4,000,000 (the “Principal Amount”) as partial consideration for the acquisition of Buyer’s interest in Gannaway Web Holdings, LLC.

B.	The Corporation will repay U.S.$3,000,000 of the Principal Amount on the Closing Date and wishes to satisfy the remaining U.S.$1,000,000 of the Principal Amount by issuing the Purchased Shares to the Buyer.

C.	The Buyer has agreed to accept the Purchased Shares in settlement of the U.S.$1,000,000 of the balance of the Principal Amount subject to the terms and conditions of this Agreement.

D.	The Corporation wants to sell to the Buyer, and the Buyer wants to purchase from the Corporation, the Purchased Shares.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement the following terms have the following meanings:

1.1.1	“Agreement” means this share purchase agreement as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.2	“Board” means the board of directors of the Corporation.

1.1.3	“Closing” means the purchase and sale of the Purchased Shares pursuant to the terms of this Agreement.

1.1.4	“Closing Date” means August 31, 2016 or such other date as agreed by the Corporation and the Buyer.

1.1.5	“Closing Time” means the time at which the Closing occurs on the Closing Date.

1.1.6	“Common Shares” means the common shares of the Corporation.

1.1.7	“Governmental Authority” means:

1.1.7.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.7.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.8	“Material Adverse Effect” means a change, effect, event, circumstance, fact or occurrence that has a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Corporation and its subsidiaries, taken as a whole, other than any change (a) relating to the economy, political conditions or securities markets in general; (b) relating to any generally applicable change in applicable laws or in applicable generally accepted accounting principles; (c) relating to this Agreement and other transactions contemplated by this Agreement or the announcement hereof; (d) relating to changes affecting generally the industry in which the Corporation and/or its subsidiaries conduct business; and (e) relating to changes in currency exchange rates.

1.1.9	“Permits” is defined in Section 3.1.16.1.

1.1.10	“Principal Amount” is defined in the recitals to this Agreement.

1.1.11	“Promissory Note” is defined in the recitals to this Agreement.

1.1.12	“Purchase Price” is defined in Section 2.2.

1.1.13	“Purchased Shares” means 2,553,400 Common Shares of the Corporation.

1.1.14	“Parties” means collectively the Corporation and the Buyer and “Party” means any one of them.

1.1.15	“TSXV” means the TSX Venture Exchange Inc.

Article 2
PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this agreement, on the Closing Date, the Corporation will issue and sell, and the Buyer will purchase, the Purchased Shares.

2.2	Amount of Purchase Price

The purchase price payable by the Buyer to the Corporation for the Purchased Shares will be CDN$1,276,700 (the “Purchase Price”), which is the Canadian dollar equivalent of U.S.$1,000,000, being the balance of the Principal Amount outstanding on the Closing Date.

2.3	Payment of Purchase Price

The Buyer will satisfy the Purchase Price at the Closing by cancelling U.S.$1,000,000 of the Principal Amount of the Promissory Note.

2.4	Closing Arrangements

The Closing will occur at the Closing Time at the offices of Gowling WLG (Canada) LLP, Suite 1600, One First Canadian Place, 100 King St. W. Toronto, ON M5X 1G5, when the Corporation will deliver share certificates representing the Purchased Shares to the Buyer.

2.5	Closing Documentation

On the Closing Date the Corporation and the Buyer will provide each other with the documents set out in Section 5.1.4 and Section 5.3.2, respectively.

Article 3
representations and warranties

3.1	Corporation’s Representations and Warranties

The Corporation represents and warrants to the Buyer, as at the date this Agreement is executed by the Corporation and at the Closing Time, as follows, and acknowledges that the Buyer is relying on the representations and warranties given by the Corporation in this Agreement, despite any investigation made by or on behalf of the Buyer that:

3.1.1	the Corporation is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia;

3.1.2	the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action (other than shareholder approval which will be obtained prior to the Closing Date) on the part of the Corporation;

3.1.3	each of the Corporation and its subsidiaries has all necessary corporate power, authority and capacity to own or lease its assets and to carry on its business as currently being conducted;

3.1.4	the Corporation has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement;

3.1.5	this Agreement has been duly executed and delivered by the Corporation. This Agreement constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, provided that (i) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws generally affecting enforceability of creditors’ rights;

3.1.6	the entering into of this Agreement by the Corporation and, subject to the receipt of shareholder approval and TSXV approval, the performance by the Corporation of the transactions contemplated by this Agreement do not and will not result in the violation of any of the terms and provisions of any law, judgment or order applicable to the Corporation and its subsidiaries, or the constating documents of the Corporation or its subsidiaries, or any agreement, written or oral, to which the Corporation or any of its subsidiaries may be a party or by which the Corporation or any of its subsidiaries is or may be bound;

3.1.7	the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Class A restricted voting shares. As at the date hereof, there are 22,078,729 Common Shares and 10,014,602 Class A restricted voting shares validly issued and outstanding as fully paid and non-assessable shares of the Corporation. All securities of the Corporation have been issued in compliance with applicable laws and have not been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Corporation;

3.1.8	the Purchased Shares have been duly and validly authorized and, at the Closing Date, upon cancellation of the Promissory Note, the Purchased Securities will be validly issued as fully paid and non-assessable shares of the Corporation;

3.1.9	the issued and outstanding Common Shares (excluding the Purchased Shares) are listed and posted for trading on the TSXV and the Corporation is in compliance in all material respects with the rules and regulations of the TSXV other than the requirement to have independent directors on its Board and audit committee. The TSXV has conditionally accepted notice of the sale of the Purchased Shares pursuant to the terms of this Agreement, subject to the conditions set out in the letter from the TSXV dated August 25, 2016 in respect of the transactions contemplated by this Agreement;

3.1.10	the Corporation is a “reporting issuer” in British Columbia, Alberta and Ontario and is in compliance in all material respects with applicable securities laws in those jurisdictions;

3.1.11	no securities commission or comparable authority has issued any order preventing or suspending the distribution of the Common Shares or the trading of securities of the Corporation generally and, to the Corporation’s knowledge, there is no investigation, inquiry or proceeding for this purpose that has been commenced or which is pending, contemplated or threatened;

3.1.12	Equity Financial Trust Company at its principal office in Toronto is the duly appointed registrar and transfer agent of the Corporation with respect to the Common Shares;

3.1.13	the Corporation has not retained any financial advisor, broker, agent or finder, nor entered into any agreement entitling any person to any broker’s commission or finder’s fee, in respect of the transactions contemplated by this Agreement;

3.1.14	each of the Corporation and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws other than the requirement to have independent directors on its Board and audit committee;

3.1.15	each of the Corporation and its subsidiaries owns, possesses and has good and marketable title to all of the assets necessary for it to carry on its business as it is currently operated;

3.1.16	except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

3.1.16.1	the Corporation owns, possesses or has obtained all authorizations, registrations, permits, approvals, grants, licences, rights or privileges, in each case issued or granted by any provincial, state, municipal, federal or other governmental or regulatory authority, agency or body, required to enable the Corporation to carry on its business as currently conducted and to enable it to own, lease and operate its assets (the “Permits”); and

3.1.16.2	all the Permits are valid and subsisting, in full force and effect, and the Corporation is not in default or breach of any Permit, and no proceeding is pending or, to the knowledge of the Corporation, threatened, to revoke or limit any Permit;

3.1.17	except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Corporation:

3.1.17.1	the Corporation is not in default or alleged to be in default in the performance of any term or obligation to be performed by it under any agreement or instrument to which the Corporation is a party or by which the Corporation or its assets are bound; and

3.1.17.2	no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any such agreement or instrument;

3.1.18	the Corporation has filed on SEDAR all documents required to be filed by the Corporation under applicable securities laws in British Columbia, Alberta and Ontario;

3.1.19	the Corporation has properly completed and filed on a timely basis all tax returns required to be filed by it and all federal, state, provincial, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from the Corporation have been fully paid when due or adequate provisions have been made in respect of them in the books and records of the Corporation;

3.1.20	the sale of the Purchased Shares will be exempt from prospectus requirements under applicable securities laws pursuant to Section 2.14 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators; and

3.1.21	all “material facts” (as such term is defined in the Securities Act (Ontario)) relating to the Corporation, its subsidiaries, its business, assets and liabilities have been disclosed to the Buyer.

3.2	Buyer’s Representations and Warranties

The Buyer represents and warrants to the Corporation that:

3.2.1	the Buyer is a corporation duly incorporated and validly existing under the laws of Delaware;

3.2.2	the execution, delivery and performance of this agreement has been duly authorized by all necessary corporate action on the part of the Buyer;

3.2.3	the execution and delivery of this Agreement and performance by the Buyer of the transactions contemplated herein have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Buyer. This Agreement and related documents to which it is a party has been duly executed by the Buyer, and when delivered by the Buyer in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

3.2.4	the Buyer is acquiring the Purchased Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchased Shares (this representation and warranty not limiting such Buyer’s right to sell the Purchased Shares in compliance with applicable securities laws);

3.2.5	at the time the Buyer was offered the Purchased Shares, it was, and as of the date hereof it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the United States Securities Act of 1933 or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the United States Securities Act of 1933;

3.2.6	the Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment;

3.2.7	the Buyer acknowledges that it has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Corporation and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Corporation possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment;

3.2.8	other than to other Persons party to this Agreement or to the Buyer’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, the Buyer has maintained the confidentiality of all disclosures made to it in connection with this Agreement and the transactions contemplated herein (including the existence and terms of this Agreement); and

3.2.9	other than consummating the transactions contemplated hereunder, the Buyer has not, nor has any Person acting on behalf of or pursuant to any understanding with the Buyer, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Corporation during the period commencing as of the time that such Buyer first received a term sheet (written or oral) from the Corporation or any other Person representing the Corporation setting forth the material pricing terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

Article 4
Covenants

4.1	Conduct Before Closing

Until the Closing Date, the Corporation will:

4.1.1	conduct its business in the ordinary course and maintain the goodwill of its business;

4.1.2	not to enter into any contract, commitment or transaction pertaining to its business except as necessary to conduct its business in the ordinary course;

4.1.3	not to increase wages, salaries, benefits or other compensation of any of its employees except in the ordinary course of business; and

4.1.4	not to sell, dispose of or encumber any of its assets other than inventories used in the ordinary course of business, other than granting Silicon Valley Bank a first-priority security interest in the Corporation’s and its subsidiaries’ accounts receivables and cash in connection with a revolving credit line to be extended by Silicon Valley Bank to the Corporation and/or its subsidiaries.

4.2	Directors

4.2.1	The Board currently consists of four directors, namely, Steve Chung, Choong Sik Hyun, Jung Woo Sung and Joseph G. Fiveash, III. The Corporation hereby covenants to enlarge the Board to seven directors within 90 days of the Closing Date, subject to shareholder approval. Two of the three vacant Board seats resulting from enlargement of the Board will be independent directors and selected by the Board, subject to shareholder approval. The Buyer will have the right to designate the third director resulting from enlargement of the Board who, subject to TSX-V Personal Information Form clearance, will be appointed by the Board. Additionally, prior to the Closing Date, the Corporation will have received a Board resignation from Jung Woo Sung, such resignation to be effective upon the date of TSX-V Personal Information Form clearance of a replacement director. The Buyer will work together with the Corporation to find a mutually agreeable replacement director who will be an independent director and, subject to TSX-V clearance, shall be appointed by the Board to replace Jung Woo Sung.

4.2.2	The Corporation hereby agrees that following the Closing Date:

4.2.2.1	the Corporation covenants and agrees that so long as the Buyer owns Common Shares representing not less than 20% of the issued and outstanding Common Shares calculated on a fully-diluted basis, a total of two individuals, (one of whom is independent of the Corporation) designated by the Buyer (the “Buyer Nominees”) will be named, subject to TSX-V Personal Information Form clearance, as management’s nominees for election as directors in the Corporation’s annual management proxy circular mailed to the Corporation’s shareholders;

4.2.2.2	in addition to the nomination rights provided in Section 4.2.2.1, the Corporation covenants and agrees that so long as the Buyer owns Common Shares representing not less than 20% of the issued and outstanding Common Shares calculated on a fully-diluted basis, one individual who is independent of the Corporation for purposes of applicable securities law shall be designated by the Board (the “Independent Nominee”) and subsequently approved by the Buyer will be named, subject to TSX-V Personal Information Form clearance, as a management nominee for election as director in the Corporation’s annual management proxy circular mailed to the Corporation’s shareholders. If the Buyer does not approve of such Independent Nominee, the Board shall designate a suitable replacement until both the Board and the Buyer have agreed on such independent nominee;

4.2.2.3	subject to applicable laws and the rules and policies of any stock exchange or quotation system on which any securities of the Corporation are listed and posted for trading or quoted, as applicable, at the relevant time, in the event that a vacancy on the Board is created as a result of a Buyer Nominee’s death, resignation, disqualification or removal from the Board, then the Buyer shall have seven days from the date of such event to select another individual as the Buyer Nominee. Following receipt of such notice, the members of the Board (or an appropriate committee thereof) shall review the qualifications and credentials of such replacement Buyer Nominee, in good faith in the exercise of their duties, and determine whether to recommend the appointment of the individual to the Board to fill the vacancy. In the event that such replacement Buyer Nominee is appointed as a director, such individual shall serve on the Board. In the event such individual is not appointed to the Board, the Board shall promptly notify the Buyer and the Buyer shall be entitled to select another individual who shall then be subject to approval in accordance with the procedures set forth above, and so on as necessary until the vacancy shall be filled with a Buyer Nominee.

4.3	Personal Information

The Buyer consents to the collection by the Corporation of personal information about the Buyer (as defined under applicable privacy laws, the “Personal Information”) for the purpose of completing the transactions contemplated by this Agreement. The Buyer consents to the Corporation retaining the Personal Information for as long as permitted or required by law or business practices. The Buyer acknowledges that the Corporation may use the Personal Information: (i) internally (for the purpose of managing the relationships between and contractual obligations of the Corporation and the Buyer); (ii) for income tax-related purposes; (iii) to demonstrate compliance with securities laws; and (iv) in record books prepared in respect of the transactions contemplated by this Agreement. The Buyer acknowledges that the Corporation may disclose the Personal Information: (i) to the Canada Revenue Agency; (ii) to professional advisers of the Corporation in connection with the performance of their professional services; (iii) as required by securities regulatory authorities, stock exchanges and other regulatory bodies; (iv) to a governmental or other authority to which the disclosure is required by court order or subpoena compelling that disclosure (if there is no reasonable alternative to that disclosure); (v) to a court determining the rights of the parties under this Agreement; (vi) to any other parties involved in the transactions contemplated by this Agreement, including legal counsel; (vii) to the Corporation’s registrar and transfer agent; and (viii) as otherwise required or permitted by law. The Buyer consents to the use and disclosure of the Personal Information set out in this Section 4.3.

4.4	Class A Restricted Voting Shares

The Corporation hereby covenants to release the Buyer’s Class A restricted voting shares from any lock-up arrangements between the Corporation and the Buyer and shall use best efforts to convert the Buyer’s Class A restricting voting shares of the Corporation into Common Shares to the extent not so converted by the Closing Time and approved for listing on the TSXV, provided that the Buyer delivers the original share certificate representing its Class A restricted voting shares of the Corporation to the Transfer Agent along with a letter requesting that such Class A restricted voting shares be converted into Common Shares.

Article 5
CLOSING CONDITIONS

5.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time:

5.1.1	Representations, Warranties and Covenants. The representations and warranties of the Corporation made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time, and for certainty, any representations and warranties made as at a date before the Closing Time will be deemed to be made as at the Closing Time. The Corporation will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, if the Closing Date is a date other than the date hereof, the Corporation will have delivered to the Buyer a certificate of a senior officer of the Corporation confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Corporation contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 6.

5.1.2	Consents. All filings, notifications and consents with, to or from third parties including shareholder approval and TSXV approval will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under any licence, Permit, or contract of or affecting the business of the Corporation or any of its subsidiaries.

5.1.3	Closing of Loan Transaction. The Corporation shall have closed the debt financing transaction with the Buyer to repay the outstanding U.S.$15,000,000 of promissory notes issued by Corporation to the sellers in connection with Corporation’s purchase of its Frankly Media LLC subsidiary, excluding U.S.$1,000,000 of the principal amount of the Promissory Note owing to the Buyer (plus interest and other amounts owing in respect thereof) under the Promissory Note (the “Loan Transaction”).

5.1.4	Deliveries. The Corporation will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

5.1.4.1	a favourable opinion of counsel to the Corporation, in the form acceptable to the Buyer and its counsel;

5.1.4.2	duly executed resignation from Jung Woo Sung;

5.1.4.3	the consents referred to in Section 5.1.2;

5.1.4.4	original share certificates representing the Purchased Shares;

5.1.4.5	a code escrow agreement duly executed by the Corporation substantially in the form acceptable to the Buyer and its counsel (the “Code Escrow Agreement”), together with evidence satisfactory to Buyer that the Source Code (as defined in the Code Escrow Agreement) has been deposited with the Escrow Agent (as defined in the Code Escrow Agreement); and

5.1.4.6	all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Corporation and the Corporation required to effectively carry out the obligations of the Corporation and the Corporation pursuant to this Agreement.

5.2	Waiver or Termination by the Buyer

The conditions contained in Section 5.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Corporation. In that event the Buyer and the Corporation will be released from all obligations under this Agreement.

5.3	Conditions for the Benefit of the Corporation

The obligation of the Corporation to complete the sale of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time:

5.3.1	Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements agreed to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, if the Closing Date is a date other than the date hereof, the Buyer will have delivered to the Corporation a certificate of a senior officer of the Buyer confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 6

5.3.2	Deliveries. The Buyer will have delivered to the Corporation the following in form and substance satisfactory to the Corporation:

5.3.2.1	the cancelled Promissory Note; and

5.3.2.2	all documentation and other evidence reasonably requested by the Corporation in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

5.4	Waiver or Termination by the Corporation

The conditions contained in Section 5.3 are inserted for the exclusive benefit of the Corporation and may be waived in whole or in part by the Corporation at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.3 are not fulfilled or complied with by the time that is required under this Agreement, the Corporation may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Buyer. In that event the Corporation and the Buyer will be released from all obligations under this Agreement.

5.5	Conditions Precedent

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled at or before the Closing Time, which conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement:

5.5.1	No Action to Restrain. No order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person:

5.5.1.1	to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Shares;

5.5.1.2	to restrain or prohibit the Corporation or any of its subsidiaries from carrying on its respective business; or

5.5.1.3	which would have a Material Adverse Effect.

If any of these conditions precedent have not been fulfilled at or before the Closing Time, a Party may provide notice to the other of the termination of this Agreement and, in such circumstances, the Parties will be released from all obligations under this Agreement.

Article 6
survival and INDEMNIFICATION

6.1	Survival

All of the representations, warranties and covenants in this Agreement will survive the Closing.

6.2	Indemnity

The Corporation acknowledges and agrees that its representations, warranties and covenants in this Agreement are made with the intent that they may be relied upon in the Buyer’s decision to purchase the Purchased Shares. The Corporation agrees to indemnify and hold harmless the Buyer and its representatives, directors, officers, employees, legal counsel and agents from and against all losses, liability, claims, costs, expenses and damages (including all fees, costs and expenses reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based on any representation or warranty of the Corporation in this Agreement being untrue in any material respect or any breach of a covenant in this Agreement by the Corporation. The rights to indemnification provided in this Section 6.2 will be in addition to, and not in derogation of, any other rights or remedies which any indemnified party may have. To the extent that any person entitled to be indemnified under this Section 6.2 is not a party to this Agreement, the Buyer is acting as agent for that person with respect to those indemnities, and the Buyer will hold the rights and benefits of this Agreement in trust for, and on behalf of, that person.

Article 7
general

7.1	Governing Law

This agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

7.2	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements between the parties, express or implied, in connection with the subject matter of this agreement except as specifically set out in this Agreement. No party has been induced to enter into this agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

7.3	Time of Essence

Time is of the essence in all respects of this agreement.

7.4	Further Assurances

Each of the parties, upon the request of the other party, whether before or after the Closing Date, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to complete and give full effect to the transactions contemplated by this agreement.

7.5	Assignment and Enurement

Neither this agreement nor any right or obligation under this agreement may be assigned by either party without the prior consent of the other party. This agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

7.6	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

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Each of the parties has executed and delivered this Agreement as of date first written above.

FRANKLY INC.

Per:	/s/ Steve Chung
Name:	Steve Chung
Title:	Chief Executive Officer

RAYCOM MEDIA, INC.

Per:	/s/ Warren Spector
Name:	Warren Spector
Title:	Chief Financial Officer